Exhibit 99.1

Wake Forest Bancshares, Inc.
302 S. Brooks Street
Wake Forest, North Carolina 27587

FOR IMMEDIATE RELEASE	Contact:	Robert C. White, CEO
(919)-556-5146

October 30, 2007

Wake Forest Bancshares, Inc.
ANNOUNCES YEAR END RESULTS

Wake Forest, North Carolina. Wake Forest Bancshares, Inc., (OTC Electronic Bulletin Board: WAKE.OB) parent company of Wake Forest Federal, announced today that the Company reported earnings of $1,679,503 or $1.45 per share for the year ended September 30, 2007, compared to earnings of $1,655,959 or $1.43 per share for the year earlier. Earnings for the fourth quarter of the Company’s fiscal year were reported at $411,845 or $0.36 per share versus $472,550 or $0.41 per share for the same quarter a year earlier.

In announcing the earnings, Robert C. White, President and Chief Executive Officer, pointed out that the 2007 annual earnings were a record for the Company and exceeded all expectations. He stated that a primary factor for the higher earnings was that the Company’s average balance of interest earning assets had increased by approximately 5% during the year and helped offset the lower interest rate margins that occurred during the current year.

The Company’s net interest margin was 3.98% during the year ended September 30, 2007 as compared to a margin of 4.27% for the year earlier. A significant portion of the Company’s loans and investments have either shorter maturities or variable rates tied to prime and the overall portfolio reacts fairly quickly to movements in the prime rate. The Company’s yield on interest earning assets remained stable for substantially all of the current year until the Federal Reserve lowered rates by 50 basis points on September 18, 2007. However, deposits, primarily certificates, re-priced at higher costs throughout 2007 and contributed to the narrower interest margins.

Real estate lending, including construction lending, has slowed in the Company’s markets as both a rise in mortgage rates and a nationwide decline in home sales has begun to affect the Company’s primary lending areas as well. The slow-down in the Company’s local real estate markets is not expected to be as severe as that experienced by many other areas nationwide because area home prices have not escalated over the past several years. Although the Company does not make sub-prime loans, the broader local real estate markets have gradually slowed as inventories of new homes have increased and buyers have founded it more difficult to obtain financing. As a result, the Company’s loan portfolio decreased slightly by $463,000 during the year. However, total assets and deposits increased during the year by approximately $3.1 million and $1.7 million, respectively.

The Company had previously announced a quarterly dividend of $0.19 per share for shareholders of record as of September 28, 2007, payable on October 10, 2007. The current dividend represents the 46th consecutive quarterly dividend paid by the Company.

Wake Forest Bancshares Inc.’s return on average assets was 1.57% and its efficiency ratio was 32.52% during 2007. Total assets of the Company amounted to $107.4 million at September 30, 2007. Total net loans receivable and deposits outstanding at September 30, 2007 amounted to $76.2 million and $85.7 million, respectively.

Wake Forest Bancshares, Inc. has 1,159,993 shares of common stock outstanding. Based in Wake Forest, North Carolina since 1922, the Company conducts business as Wake Forest Federal from its office in Wake Forest, (Wake County), North Carolina.